Exhibit 99.1

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: Marianne Paulsen Phone 713.207.6500

For Immediate Release	Page 1 of 3

CenterPoint Energy Resources Corp. announces expiration of early participation period for and pricing of exchange offer for any and all of its $762 million of 7.875 percent senior notes due 2013
Houston, TX — January 19, 2011 — CenterPoint Energy Resources Corp. (“CERC”), an indirect, wholly owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), today announced the expiration of the early participation period in connection with its offer to certain eligible holders to exchange any and all of its outstanding $762 million aggregate principal amount of 7.875 percent senior notes due 2013 (CUSIP No. 15189YAB2) (“2013 notes”) for a combination of newly issued 4.50 percent senior notes due 2021 (“New Notes”) and cash, the complete terms and conditions of which are set forth in a confidential offering memorandum dated Jan. 4, 2011, and the related letter of transmittal.
As of 5 p.m., New York City time, on Jan. 18, 2011, (the “early participation date”), according to Global Bondholder Services Corporation, the exchange agent for the exchange offer, the aggregate principal amount of 2013 notes validly tendered and not withdrawn was $397,236,000. CERC has accepted all such 2013 notes for exchange and expects to pay the total exchange price (described below) with respect to such 2013 notes on Jan. 20, 2011.
The “total exchange price” for each $1,000 principal amount of 2013 notes tendered and accepted for exchange by CERC, using a yield of 1.117 percent, will be $1,146.25, consisting of $286.56 in cash and $863.62 principal amount of New Notes, as calculated in accordance with the offering memorandum. The price per $1,000 principal amount of New Notes, excluding accrued interest (the “new notes value”), will be $995.45. The total exchange price is inclusive of an “early participation payment” of $30.00 in cash, payable only to eligible holders who validly tendered and who did not validly withdraw their 2013 notes at or prior to the early participation date.
The exchange offer will expire at midnight, New York City time, on Feb. 2, 2011, unless extended (the “expiration date”). Eligible holders who validly tender 2013 notes after the early participation date but at or prior to the expiration date, and whose tenders are accepted for exchange by CERC, will receive the total exchange price minus the early participation payment (the “exchange price”), which will be $1,116.25, consisting of $256.56 in cash and $863.62 principal amount of New Notes, as calculated in accordance with the offering memorandum.
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For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: Marianne Paulsen Phone 713.207.6500

For Immediate Release	Page 2 of 3

Each holder whose 2013 notes are accepted for exchange by CERC will receive a cash payment (reduced as described in the following sentence) representing interest, if any, that has accrued from the most recent interest payment date in respect of the 2013 notes up to but not including the relevant settlement date. The cash payment representing interest payable on the 2013 notes up to but not including the relevant settlement date will be reduced by the interest accrued on the New Notes up to but not including such settlement date. Interest on the New Notes will accrue from Jan. 11, 2011, the issuance date of the 4.50 percent senior notes due 2021 that CERC issued on Jan. 11, 2011, in the aggregate principal amount of $250,000,000 (the “original 2021 notes”).
Tenders of 2013 notes in the exchange offer may no longer be withdrawn, except where additional withdrawal rights are required by law (as determined by CERC in its sole discretion). Consummation of the exchange offer is subject to a number of conditions, including the absence of certain adverse legal and market developments.
The New Notes have not been registered under the Securities Act of 1933 or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. CERC has entered into a registration rights agreement with respect to the New Notes and the original 2021 notes.
The exchange offer is only made, and copies of the exchange offer documents will only be made available, to a holder of 2013 notes who has certified in an eligibility letter certain matters to CERC, including its status as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 or that it is a person other than a “U.S. person” as defined in Regulation S under the Securities Act of 1933. Holders of 2013 notes who desire a copy of the eligibility letter may contact Global Bondholder Services Corporation toll-free at (866) 857-2200 or at (212) 430-3774 (banks and brokerage firms).
This press release does not constitute an offer or an invitation by CERC to participate in the exchange offer in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.
This press release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding timing and other aspects of the exchange offer that are not historical facts are forward-
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For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: Marianne Paulsen Phone 713.207.6500

For Immediate Release	Page 3 of 3

looking statements. Factors that could affect the company’s ability to complete the exchange offer include general market conditions, investor acceptance of the exchange offer, the satisfaction of the conditions to the exchange offer discussed in the offering memorandum and other factors discussed in CERC’s Form 10-K for the period ended Dec. 31, 2009, CERC’s Form 10-Qs for the periods ended March 31, 2010, June 30, 2010, and Sept. 30, 2010, and its other filings with the Securities and Exchange Commission.
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